EXHIBIT 99

Rowan Companies, Inc.
News Release                         2800 Post Oak Boulevard, Suite 5450
                                           Houston, Texas 77056 (713) 621-7800

FOR IMMEDIATE RELEASE                                          September 6, 2005

ROWAN OBTAINS MULTI-YEAR CONTRACTS
FOR SIX NEW 2000 HORSEPOWER LAND RIGS

HOUSTON, TEXAS - Rowan Companies, Inc. (NYSE: RDC) announced today that it has been awarded term drilling contracts from three different operators covering six new LEWCO/SourceOne land rigs. The contracts provide a total of 14 rig years of work and should yield approximately $107 million of drilling revenues.

The 2000 HP rigs will be assembled by Rowan at its Sabine Pass, Texas facility, and will incorporate many products from its manufacturing division, including LEWCO drawworks, mud pumps and top drives and OEM motors and switchgear. The Company expects that the first rig will be completed in December 2005 and the other five will follow during the first quarter of 2006. The aggregate cost of the six rigs is estimated to be in the range of $70-75 million.

Rowan Companies, Inc. is a major provider of international and domestic contract drilling services. The Company also operates a mini-steel mill, a manufacturing facility that produces heavy equipment for the mining and timber industries, and a drilling products division that has designed or built about one-third of all mobile offshore jack-up drilling rigs, including all 24 operated by the Company. The Company’s stock is traded on the New York Stock Exchange and the Pacific Exchange - Stock & Options. Common Stock trading symbol: RDC. For additional information, contact William C. Provine, Vice-President - Investor Relations, at 713-960-7575 or visit Rowan’s website at www.rowancompanies.com.

This report contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements as to the expectations, beliefs and future expected financial performance of the Company that are based on current expectations and are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected by the Company. Among the factors that could cause actual results to differ materially include oil and natural gas prices, the level of offshore expenditures by energy companies, energy demand, the general economy, including inflation, weather conditions in the Company’s principal operating areas and environmental and other laws and regulations. Other relevant factors have been disclosed in the Company’s filings with the U. S. Securities and Exchange Commission.